Reference:        97-#16

FOR IMMEDIATE RELEASE

FCC TO GRANT DARS LICENSE TO AMERICAN MOBILE RADIO

Digital Audio Radio Technology Makes Possible Nationwide Radio Programming with CD-Quality Sound

Reston, VA, October 7, 1997--The Federal Communications Commission (FCC) yesterday announced that upon receipt of payment within ten days, a license to supply satellite-based Digital Audio Radio Service (DARS) throughout the United States will be granted to American Mobile Radio Corporation. The new technology, expected to be available to the public within the next few years, will bring nationwide radio programming, with the sound quality of compact disk, directly to car radios. American Mobile Radio, a subsidiary of American Mobile Satellite Corporation, is one of only two companies to be granted DARS licenses by the FCC. The two licenses were allocated by auction in early April of this year. A 20% down payment was made following the auction, and the remainder of the $89.9 million license fee is to be paid within ten days.
 "The FCC license award represents another milestone in American Mobile Radio's development of its DARS business," said American Mobile Radio President Lon C. Levin. "Our technology development and business planning are well underway, and we look forward to announcing satellite manufacture and launch contracts by year end." American Mobile Satellite President and CEO Gary M. Parsons repeated his earlier statement that American Mobile Radio will be managed and financed separately from the financial structure of American Mobile Satellite. "We currently have the funding in place to cover the remaining FCC license payments," Parsons said, speaking on behalf of the subsidiary. "In addition to our current arrangement with WorldSpace, we expect to explore additional partners and sources of funding to accommodate the accelerating development of the DARS system." WorldSpace, Inc. is a Washington, DC-based company whose proven DARS technology, which is currently being deployed internationally, is the underlying technical basis for American Mobile Radio's DARS offering. WorldSpace holds a 20% equity stake in American Mobile Radio as well as options to increase its ownership in the future.
         American Mobile Radio is a subsidiary of American Mobile Satellite Corporation, which offers a full range of mobile communications including telephone, digital broadcast dispatch, data, fax and position reporting services. American Mobile Satellite's shareholders include Hughes Communications, Inc., Singapore Telecom, and AT&T Wireless Services.

Press Contact:   Orly Konig Lopez    Investor Contact:  Renate Brown Neely
                   703-716-6522                            703-716-6558


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Factors  that could cause  forward-looking  statements  in this news  release to differ materially from actual results are discussed in the company's S-1 registration statement; Form 10K for the year ended December 31, 1996; For 10Q for the period ended June 30, 1997; and other periodic filings with the Securities and Exchange Commission. Copies of the filings are available upon request from the company's investor relations department.


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